Exhibit 5.1

May 31, 2024

Board of Directors

Norwood Financial Corp

717 Main Street

Honesdale, Pennsylvania 18431

RE:	Registration Statement on Form S-8
Norwood Financial Corp 2024 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Norwood Financial Corp, a Pennsylvania corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the issuance of up to 500,000 additional shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”) pursuant to stock options and restricted awards granted under the Company’s 2024 Equity Incentive Plan, as amended (the “Plan”) as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Jones Walker LLP

Jones Walker LLP